Exhibit 99.1

Investor Contact:
The Ruth Group
David Burke Tel: 646-536-7009 dburke@theruthgroup.com

Media Contact: The Ruth Group Aaron Estrada Tel: 646-536-7028 aestrada@theruthgroup.com

Evoke Pharma Reports Fourth Quarter and Year End 2013 Results

SOLANA BEACH, CA, March 25, 2014 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced its financial results for the fourth quarter and year ended December 31, 2013.

Dave Gonyer, R.Ph., President and CEO, stated, “2013 was an exciting year for Evoke. Most notably, we entered the public markets through an IPO where we raised approximately $29 million in gross proceeds. With this financing, we have begun to take the steps necessary to begin our pivotal Phase 3 clinical trial for EVK-001, our novel intranasal formulation of metoclopramide for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in women with diabetes mellitus. This includes the selection of SynteractHCR as our contract research organization for the 200-subject trial, building upon our work with them on the successful Phase 2b trial. In addition to the substantive progress made toward commencing our Phase 3 trial, 2013 saw two important strategic hires, with Dr. Marilyn Carlson joining Evoke as our Chief Medical Officer and Dr. Wayne Alves as our Senior Director of Clinical Operations, significantly strengthening our management team and positioning us well for future success. Finally, we were pleased that the journal Neurogastroenterology & Motility published the results of our acquired Phase 2 study of intranasal metoclopramide, which found intranasal delivery to be more effective in managing symptoms of diabetic gastroparesis compared to the marketed oral tablet formulation.”

Mr. Gonyer continued, “Looking ahead to 2014, we expect to achieve several important milestones. We intend to begin enrollment for our Phase 3 trial in the first half of the year, with topline data expected in mid-2015. We have a strong balance sheet and an experienced, highly capable management team, and we believe we are well positioned as we advance toward potential FDA approval and commercialization of EVK-001 as a new and effective treatment option for millions of people suffering from gastroparesis.”

Fourth Quarter and Year End Financial Review

For the fourth quarter of 2013, net loss was approximately $1.6 million, or $0.27 per share, compared to a net loss of approximately $672,000, or $0.60 per share, for the three-month period ended December 31, 2012. For the year ended December 31, 2013, the net loss was approximately $2.8 million, or $1.20 per share. This compares to a net loss of approximately $2.0 million, or $1.79 per share, in 2012.

Research and development expenses totaled approximately $636,000 for the fourth quarter of 2013, compared to approximately $318,000 for the fourth quarter of 2012. For the year ended December 31, 2013, research and development expenses were approximately $957,000 compared to approximately $1.2 million in the prior year. The year-over-year decline in research and development expenses was primarily related to a decrease in executive compensation allocated to research and development activities as we worked to raise capital in 2013, as well as to the reversal of the 2012 bonus accrual due to the Board of Directors’ decision not to pay 2012 bonuses in order to conserve cash.

For the fourth quarter of 2013, general and administrative expenses were approximately $944,000, compared with approximately $344,000 for the fourth quarter of 2012. For the year ended December 31, 2013, general and administrative expenses were approximately $1.6 million versus approximately $837,000 for the year ended December 31, 2012. The increase is primarily related to a larger portion of labor costs being allocated to general and administrative activities in 2013 in preparation for our IPO and the executive team’s retention payment of $355,000, offset by the previously mentioned reversal of 2012 bonus accrual.

Total operating expenses for the fourth quarter of 2013 were approximately $1.6 million compared to total operating expenses of approximately $662,000 for the fourth quarter of 2012. For the year ended December 31, 2013, total operating expenses were $2.6 million compared to $2.0 million in 2012.

As of December 31, 2013, cash and cash equivalents were $24.2 million, which primarily was the result of our IPO wherein we raised approximately $25.1 million in net proceeds.

Conference Call and Webcast

Evoke will hold a conference call today, March 25, 2014, at 4:30 p.m. EST to discuss the results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international callers. The conference ID number for both is 13577212. A live webcast of the conference call will also be available on the investor relations page of the Company’s corporate website at www.evokepharma.com.

After the live webcast, the event will remain archived on Evoke’s website for one year. In addition, a telephonic replay of the call will be available until April 1, 2014. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use event passcode 13577212.

About Evoke Pharma, Inc.

Evoke Pharma is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing EVK-001, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in women with diabetes mellitus. Diabetic gastroparesis is a GI disorder afflicting millions of sufferers worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. Metoclopramide is the only product currently approved in the United States to treat gastroparesis, and is currently available only in oral and intravenous forms. EVK-001 is a novel formulation of this drug, designed to provide systemic delivery of metoclopramide through intranasal administration.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding the timing of enrollment and top-line data for Evoke’s planned Phase 3 clinical trial of EVK-001 and the potential approval and commercialization of EVK-001 as a new and effective treatment for gastroparesis. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in Evoke’s business, including, without limitation: Evoke is entirely dependent on the success of EVK-001, which has not yet entered a Phase 3 clinical trial, and Evoke cannot be certain that it will be able to obtain regulatory approval for, or successfully commercialize, EVK-001; the results observed in female patients with symptoms associated with acute and recurrent diabetic gastroparesis in Evoke’s Phase 2b clinical trial of EVK-001 may not be predictive of the safety and efficacy results in the planned Phase 3 clinical trial; the inherent risks of clinical development of EVK-001, including potential delays in enrollment and completion of clinical trials; Evoke will require substantial additional funding, including to complete the planned Phase 3 clinical trial of EVK-001 as well as finance additional development requirements, and may be unable to raise capital when needed; the potential for adverse safety findings relating to EVK-001 to delay or prevent regulatory approval or commercialization; Evoke’s reliance on outsourcing arrangements for many of its activities, including clinical development and supply of EVK-001; the ability of Evoke to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidate and the ability to operate its business without infringing the intellectual property rights of others; competition from other pharmaceutical or biotechnology companies; and other risks detailed in Evoke’s prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Financial Statements to follow.)

Evoke Pharma, Inc.

(A Development Stage Company)

Balance Sheets

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$24,196,691	$116,013
Prepaid expenses	234,262	—

Total current assets	24,430,953	116,013
Other assets	555,505	—

Total assets	$24,986,458	$116,013

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$284,915	$96,798
Accrued compensation	557,399	417,611
Warrant liability	—	56,000
Current portion of long-term debt	1,442,592	—

Total current liabilities	2,284,906	570,409
Deferred rent expense	6,830	—
Long-term debt, net of current portion	1,511,461	979,792

Total liabilities	3,803,197	1,550,201

Commitments and contingencies

Series A convertible preferred stock	—	18,225,166

Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	610	124
Additional paid-in capital	43,874,119	195,525
Deficit accumulated during the development stage	(22,691,468)	(19,855,003)

Total stockholders’ equity (deficit)	21,183,261	(19,659,354)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$24,986,458	$116,013

Evoke Pharma Inc.

(A Development Stage Company)

Statements of Operations and Comprehensive Loss

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Operating expenses:
Research and development	$636,423	$318,347	$956,980	$1,165,645
General and administrative	944,359	343,570	1,644,848	836,781

Total operating expenses	1,580,782	661,917	2,601,828	2,002,426

Loss from operations	(1,580,782)	(661,917)	(2,601,828)	(2,002,426)
Other income (expense):
Interest income	4,398	288	7,248	1,690
Interest expense	(40,314)	(13,521)	(159,885)	(24,042)
Change in fair value of warrant liability	—	2,700	(82,000)	7,250

Total other income (expense)	(35,916)	(10,533)	(234,637)	(15,102)

Net loss and comprehensive loss	$(1,616,698)	$(672,450)	$(2,836,465)	$(2,017,528)

Net loss per common share, basic and diluted	$(0.27)	$(0.60)	$(1.20)	$(1.79)

Weighted-average shares used to compute basic and diluted net loss per share	5,971,236	1,129,625	2,368,006	1,124,000